CONTENTS

                                                              Pages
Report of Independent Accountants	                             25

Financial Statements:

Consolidated Balance Sheets - December 31, 1995 and 1994	      26

Consolidated Statements of Operations for the years ended
December 31, 1995, 1994 and 1993                              	28

Consolidated Statements of Partners' Deficit for the
years ende		December 31, 1995, 1994 and 1993                  	29

Consolidated Statements of Cash Flows for the years ended
December 31, 1995, 1994 and 1993	                              30

Notes to Consolidated Financial Statements                    	31


Report of Independent Accountants

To the Partners of the
Prime Motor Inns Limited Partnership
and AMI Operating Partners, L.P.

We have audited the accompanying consolidated balance sheets of Prime Motor Inns Limited Partnership and Subsidiary Limited Partnership as of December 31, 1995 and 1994, and the related consolidated statements of operations, partners' deficit and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prime Motor Inns Limited Partnership and Subsidiary Limited Partnership as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Partnerships will continue as a going concern. As discussed in Note 1, the Partnerships have incurred significant operating losses and have a capital deficit at December 31, 1995. These matters raise substantial doubt about the Partnerships' ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Coopers & Lybrand L.L.P.
    Coopers & Lybrand L.L.P.

    Cincinnati, Ohio
    February 23, 1996

Prime Motor Inns Limited Partnership
and Subsidiary Limited Partnership
Consolidated Balance Sheets
December 31, 1995 and 1994 (dollars in thousands)
ASSETS 	 	 	 	 	                            	 	 	 	 	1995 	  		1994

Current Assets
Cash and cash equivalents 	 	 	 	 	 	 	 	          	$  	792 		$ 	1,368

Accounts receivable, net of allowance for doubtful
accounts in 1995 and
1994 of $20 and $19, respectively 	 	 	 	 	 	 	 	      	661 	   	 	881
Prepaid expenses 	 	                     	 	 	 	 	 	 	 	941 	   	 	986
Other current assets 	 	 	 	 	 	 	 	 	                 	375   	 	 	391

Total current assets 	 	 	 	 	 	 	 	                 	2,769 	  		3,626

Property and equipment:
Land 		                                     						 	 	7,653 	 	 	7,653
Buildings and leasehold improvements 	 	 	 	 	 	 		 	55,389 		 	54,359
Furniture and equipment 	 	 	 	 	 	 	 	 	           	38,244 	 		36,851

                               	 	 	 	 	 	 	 	 	 	 	101,286  	 	98,863

Less allowance for accumulated depreciation and
amortization 	                    	 	 	 	 	 	 	 	 	(49,140) 	 	(43,982)

                               	 	 	 	 	 	 	 	 	 	 	52,146 	 	 	54,881

Cash and cash equivalents restricted for:

Acquisition of property and equipment 	 	 	 	 	 	 	 	 	831 	   	  	610
Interest and taxes 	                  	 	 	 	 	 	 	 	 	491   	 	  	467

Other assets, net 	 	 	                 	 	 	 	 	 	 	 	764 	 	  	1,089

Total assets 	 	                      	 	 	 	 	 	$ 	57,001  	$ 	60,673

Prime Motor Inns Limited Partnership
and Subsidiary Limited Partnership
Consolidated Balance Sheets, Continued
December 31, 1995 and 1994 (dollars in thousands)

LIABILITIES AND PARTNERS' DEFICIT 		 	 	 	 	 	 	 	 1995 	 	 	 1994

Current liabilities:
Trade accounts payable 	 	 	 	 	 	 	 	          	$   	568   	$    402
Accrued payroll 	 	 	                    	 	 	 	 	 	 	688    	 	 	714
Accrued payroll taxes 	 	 	 	 	 	 	 	              	 	286 	    	 	258
Accrued vacation 	 	                   	 	 	 	 	 	 	 	473    	 	 	436
Accrued utilities 	                  	 	 	 	 	 	 	 	 	326    	 	 	249
Sales tax payable 	                  	 	 	 	 	 	 	 	 	242    	 	 	221
Other current liabilities 	 	 	 	 	 	 	 	 	          	671 	     		643

Total current liabilities 	 	 	 	 	 	 	 	          	3,254 		   	2,923

Long-term debt 	 	 	 	                	 	 	 	 	 	 	65,645 	 	 	66,627
Deferred interest              	 	 	 	 	 	 	 	 	 	 	3,685  	 	 	4,426
Other liabilities 	 	                	 	 	 	 	 	 	 	 	150 	    	 	150

Total liabilities 	 	 	 	 	 	 	                 	 	72,734 	  		74,126

Commitments

Partners' deficit:

General partner 	 	 	 	 	 	 	 	                  	  	(729)  	 	 	(706)
Limited partners 	 	 	 	 	 	 	 	 	               	(15,004) 	 	(12,747)

Total partners' deficit 							 	                	(15,733)  		(13,453)

Total liabilities and partners deficit 							  	$	57,001 	 	$	60,673


The accompanying notes are an integral part of the consolidated financial statements.

Prime Motor Inns Limited Partnership
and Subsidiary Limited Partnership
Consolidated Statements of Operations
for the years ended December 31, 1995, 1994 and 1993
(dollars in thousands, except per unit amounts)

                             	 	 	 	 	 	 	 	 	1995 	    	 	1994 	    		1993
Revenues:
Direct operating revenues:
Lodging 	                     	 	 	 	 	 	 	$ 	37,083 	 	$ 	34,866 	 	$	32,563
Food and beverage 	 	 	 	 	 	 	 	             	8,238 	   	 	8,264	   	 	8,334
Other income 	                  	 	 	 	 	 	 	 	 	374 	     	 	341 	    	 	304
Lease settlement proceeds 	 	 	 	 	 	 	 	 	   	1,025 	       	 	- 	  	 	4,389

Total revenues 	 	 	 	 	 	 	               	 	46,720 	  	 	43,471	  	 	45,590

Expenses:
Direct operating expenses
Lodging 			                              						8,249     			7,972 	   		7,294
Food and beverage 	 	 	 	 	 	 	 	             	7,809 	   	 	7,509	 	   	7,514
Marketing 	                            								3,334     			3,244    			3,228
Utilities 	 	 	 	 	 	 	 	                     	2,956 	   	 	2,875 	    	2,978
Repairs and maintenance 	 	 	 	 	 	 	 	       	3,490 	    		3,379 	 	  	3,016
Rent 	 	                          	 	 	 	 	 	 	1,317 	   	 	1,301 	  	 	1,315
Insurance 	                       	 	 	 	 	 	 	 	630 	     	 	670    	 	 	595
Property taxes 	 	 	 	 	 	 	 	                	1,380 	 	   	1,300 	  	 	1,385
Other 	                         	 	 	 	 	 	 	 	7,718 	   	 	7,593 	  	 	7,013
Other general and administrative 	 	 	 	 	 	 	 		587 	     	 	606 	    	 	802
Depreciation and amortization 	 	 	 	 	 	 	 	 	5,473 	   	 	5,626 	  	 	5,451
Interest expense 	 	 	 	 	 	 	 	 	            	6,057 	   	 	6,069	   	 	6,214
Total expenses 	 	 	 	 	 	 	 	               	49,000 	  	 	48,144	  	 	46,805

Net loss 	 	 	 	 	 	 	 	 	 	                 	(2,280) 	 	 	(4,673) 	 		(1,215)

Net loss allocable to general partner 	 	 	 	   	(23) 	    	 	(47) 	   	 	(12)

Net loss allocable to limited partners 		 	$ 	(2,257)  	$ 	(4,626) 	$ 	(1,203)

Number of limited partner units outstandi 	 	 	4,000 	 	   	4,000 	 	  	4,000

Net loss allocable to limited partners
per unit 	                   	 	 		 	 	 	 	 	$ 	(.56) 	 	$ 	(1.16) 	 	$ 	(.30)

The accompanying notes are an integral part of the consolidated financial statements.


Prime Motor Inns Limited Partnership
and Subsidiary Limited Partnership
Consolidated Statements of Partners' Deficit for the years ended December 31, 1995, 1994 and 1993
(dollars in thousands)

                      	 	 	 	 	 	 	 	 	General       Limited
	                                      Partners 	 	 	Partner      Total

Balance at December 31, 1992 									$  	(647) 	 	$  (6,918) 	 	$ 	(7,565)

Net loss 	 	 							 	                    	(12) 	  	 	(1,203) 	  	 	(1,215)

Balance at December 31, 1993 	 									 	(659)   	 		(8,121) 	  	 	(8,780)

Net loss 	 	 	 	 	 	 	 	 	 	              	(47) 	  	 	(4,626)   	 		(4,673)

Balance at December 31, 1994 	 	 	 	 	 	 	(706)	  	 	(12,747) 	 	 	(13,453)

Net loss 	 		                    						 	 	(23)  	 	 	(2,257) 	  	 	(2,280)

Balance at December 31, 1995 	 	 					$  	(729)  	 $	(15,004) 	 	$	(15,733)


The accompanying notes are an integral part of the consolidated financial statements.

Prime Motor Inns Limited Partnership
and Subsidiary Limited Partnership
Consolidated Statements of Cash Flows
for the years ended December 31, 1995, 1994 and 1993
(dollars in thousands)

 	 	 	 	 	 	 	                                   	1995  	 	 	1994   	 		1993
Cash flows from operating activities:
Net loss 	 	 	 	 	 	 	 	 	                     $	(2,280) 	$ (4,673) 	$ (1,215)
Adjustments to reconcile net loss to net cash
provided by (used for) operating activities:
Depreciation and amortization of property	 	   	 	5,158 	 	 	5,126 	 	 	4,951
Lease settlement proceeds 	 	 	 	 	 	 	 	 	     	(1,025) 		 	 	 	-    	(4,389)
Amortization of other assets 	 	 	 	 	 	 	 	 	     	315 	   	 	500 	   	 	500
Amortization of debt discount 	 	 	 	 	 	 	 	 	     	43 	    	 	40 	    	 	36
Changes in operating assets and liabilities:
Accounts receivable 	 	 	 	 	 	 	 	                	220 	   	 	(12)   		 	125
Prepaid expenses 	 	 	 	 	 	 	                    	 	45 	   	 	(37) 	  		(147)
Other current assets 							 	                      	16 	  	 	(117)   	 		122
Other assets 	 	 	 	 	 	 	 	                        	10     	 	 	2    	 	 	(6)
Trade accounts payable 	 	 	 	 	 	 	 	             	166   	 		(206) 	 	 	(351)
Accrued payroll 	 	 	 	 	 	 	 	                    	(26) 	  	 	124    	 		107
Accrued payroll taxes 	 	 	 	 	 	 	               	 	28 	    	 	39 		   	(64)
Accrued vacation 	 	 	 	 	 	 	 	                    	37 	 	    	59 	   	 	11
Accrued utilities 	 	 	 	 	 	 	 	                   	77 	   	 	(65)    	 		6
Sales tax payable 	 	 	 	 	 	 	 	                   	21     	 	 	9 	   	 	15
Other current liabilities 	 	 	 	 	 	 	 	           	28     	 		82 	 	 	(404)
Deferred interest 	                 	 	 	 	 	 	 	 	(741) 	  	 	580 	 	(1,131)
Other liabilities 	 	 	 	 	 	 	 	                    	- 	     	 	- 	  	 	150

Net cash provided by operating activities 		 	 	 	2,092 	 	 	1,451 	  	 	578

Cash flows from investing activities:
Additions to property and equipment 	 	 	 	 	 	 	(2,423) 	 	(2,773)	 	(2,685)
Decrease (increase) in restricted cash 	 	 	 	 		 	(245)  	 	 	291 	 	 	(158)

Net cash used for investing activities 	 	 	 		 	(2,668) 	 	(2,482)  	(2,843)

Cash flows from financing activities:
Long-term borrowings 	               	 	 	 	 	 	 	 	 	- 	   	 	675 	 		3,157
Borrowings under revolving credit facility 	 	 	 	1,200 	 	 	1,763  	 	 	815
Repayment of revolving credit facility 	 	 	 		 	(1,200) 	 	(1,763) 		(1,641)

Net cash provided by financing activities 	 	 		 	 	 	- 	   	 	675 		 	2,331

Net increase (decrease) in cash
and cash equivalents 	 		           	 	 	 	 	 	 	 	(576) 	 	 	(356)  	 	 	66

Cash and cash equivalents, beginning of ye 	 	 	 	1,368 	 	 	1,724  	 	1,658

Cash and cash equivalents, end of year 	 	 	 	  $  	792 	 $ 	1,368 	$ 	1,724

Supplementary cash flow data:
Interest paid 	 	 	 	 	 	 	 	 	                 $	6,755 		$ 	5,449 	$ 	5,046

Noncash activities:

Lease settlement proceeds received from former
affiliate in the form  of stock
used to reduce long-term debt 	 	 	 	 	 	 	 	   $	1,025	 	$    	-  	$ 	4,389

The accompanying notes are an integral part of the consolidated financial statements.

Prime Motor Inns Limited Partnership
and Subsidiary Limited Partnership
Notes to Consolidated Financial Statements

Organization, Operations and Bankruptcy:

Prime Motor Inns Limited Partnership (the
"Partnership") and its 99%-owned subsidiary, AMI Operating Partners, L.P. ("Operating Partners"), were formed in October 1986 under the Delaware Revised Uniform Limited Partnership Act. The Partnership and Operating Partners are referred to collectively as the "Partnerships". Prime-American Realty Corp. (the "General Partner"), a subsidiary of Prime Hospitality Corporation ("Prime"), formerly Prime Motor Inns, Inc., is the general partner of and holds as its principal asset a 1% partnership interest in the Partnership and in Operating Partners.

In December 1986, the Partnership consummated an initial public offering (the "Offering") of 4,000,000 units of limited partnership interest (the "Units") in the Partnership, and used the funds received to acquire the 99% limited partnership interest in Operating Partners. Units are evidenced by depositary receipts which are listed on the New York Stock Exchange. Operating Partners commenced operations in December 1986 when it used the Offering proceeds and issued mortgage notes (the "Mortgage Notes") in the principal amount of $61,470,000 to purchase 16 full service hotels (the "Inns") from subsidiaries of Prime. The Partnerships operate and maintain 9 Inns in Maryland, 5 in Pennsylvania and 2 in Connecticut, all of which are presently franchised as part of the "Holiday Inn" system.

Profits and losses from operations and cash distributions of the Partnerships combined are generally allocated 1.99% to the General Partner and 98.01% to the limited partners. Any profits and losses from operations in excess of certain specified annual and cumulative returns on investments in limited partner shares, as defined (generally 12.5%), are allocated approximately 30% to the General Partner and 70% to the limited partners.

Until November 30, 1990, the Inns were operated by
AMI Management Corp. ("AMI Management"), another subsidiary of Prime, under the terms of a lease between AMI Management and Operating Partners (the "Lease"), guaranteed by Prime (the "Guaranty"). The Lease was a net lease that granted AMI Management the right to use the Inns until December 31, 1991.

On September 18, 1990, Prime announced that it and certain of its subsidiaries, including AMI Management but not the General Partner, had filed for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Florida. AMI Management defaulted on the payment of base rent due November 1, 1990 under the Lease. On November 7, 1990, the Partnership gave notice of default to, and demanded payment from AMI Management and Prime. AMI Management and Prime also filed a motion to reject the Lease and Guaranty and, by order of the bankruptcy court dated December 7, 1990, the bankruptcy court approved such rejection and the Lease and Guaranty were terminated effective as of November 30, 1990 (see Note 3).

Organization, Operations and Bankruptcy, Continued:

Operating Partners was in default under its mortgage loan agreement as of and prior to December 31, 1991 as a result of, among other things, the bankruptcy filing by Prime and AMI Management. On March 28, 1991, the Partnerships received a notice of acceleration and demand for payment of the entire outstanding balance of the Mortgage Notes along with certain conditions under which the lenders would pursue discussions with respect to restructuring the Mortgage Notes.

On February 28, 1992, Operating Partners filed with the United States Bankruptcy Court a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code, seeking confirmation by the bankruptcy court of a prepackaged plan of reorganization (the "Plan"). The New York Bankruptcy Court confirmed the Plan, on May 28, 1992, which became effective as of June 12, 1992 (the "Effective Date"). Upon confirmation of the Plan, the New York Bankruptcy Court approved the Restated Loan Agreement (the "Restated Loan Agreement") which, among other things, extended the maturity date of the Mortgage Notes to December 31, 1999 (refer to Note 5 for a further discussion of this matter).

Although the Plan was approved, the Partnerships may not be able to continue as going concerns unless cash flow from operations are sufficient. The Partnerships have incurred significant operating losses and have a capital deficit at December 31, 1995. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability of recorded asset amounts or the amounts of liabilities that might be necessary should the Partnerships be unable to continue as going concerns.

2.		Summary of Significant Accounting Policies:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

The following is a summary of certain significant accounting policies used in the preparation of the consolidated financial statements.

a.	Principles of Consolidation:  The consolidated
financial statements include the accounts of the Partnership and its 99%-owned subsidiary limited partnership, Operating
Partners. Operating partners operates on the basis of a calendar year ending on the Friday which is most proximate to December 31 of any given year. All material intercompany accounts and transactions have been eliminated.

b.	Cash Equivalents:  Cash equivalents are highly
liquid investments with a maturity of three months or less when acquired.

c.	Property and Equipment:  Property and equipment
are stated at the lower of cost or fair market value. The net carrying value of property and equipment as of December 31, 1991 was reduced to estimated fair market value, through a charge to expenses in the amount of $46,354,000. Expenditures for improvements and major renewals are capitalized. Expenditures for maintenance and repairs, which do not extend the useful life of the asset, are expensed as incurred. For financial statement purposes, provision is made for depreciation and amortization using the straight-line method over the lesser of the estimated useful lives of the assets or the terms of the related leases. For federal income tax purposes, accelerated methods are used in calculating depreciation.

d. Impairment of Long Lived Assets: In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long Lived Assets" which is effective for years beginning after December 15, 1995, with earlier adoption encouraged. The Partnerships elected early adoption of SFAS No. 121 in 1995. In accordance with this new pronouncement, the Partnerships review for impairment and recoverability of, primarily, property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the assets carrying amount to determine if a write-down is required.

e.	Other Assets:  Franchise fees, deferred lease
costs, and deferred debt acquisition costs are amortized on a straight-line basis over the estimated lives of the assets or the specific term of the related agreement, lease or mortgage loan.

f.	Net Loss per Unit:  Net loss per Unit is
calculated based on net loss allocable to limited partners divided by the 4,000,000 Units outstanding.

3		Operations of the Inns:

a.	Lease and Guaranty:  Prior to the rejection and
termination of the Lease and Guaranty effective as of November
30, 1990, the Lease granted AMI Management the right to use the Inns for the operation of hotels and related purposes.

AMI Management defaulted on the payment of $1,311,000 of base rent due on November 1, 1990. Pursuant to the joint motion approved by order of the bankruptcy court on January 8, 1991, the Partnerships, AMI Management and Prime entered into an agreement providing for the assumption by Operating Partners of the operations of the Inns (the "Agreement"). The Partnerships also effectively assumed control over certain accounts receivable, supplies, equipment and other assets and responsibility for certain accounts payable and other liabilities arising from the operations of the Inns by AMI Management during the term of the lease. Disputes between the parties existed at December 31, 1991 as to, among other things, the value of certain assets and liabilities under the Agreement. Operating Partners entered into an agreement in 1993 (the "Omnibus Agreement") under which, among other things, Operating Partners assigned to the holders of the Mortgage Notes its claims against Prime and AMI Management and agreed that amounts recovered on such claims would be allocated among financial claims (the proceeds of which would be applied to the repayment of the Mortgage Notes) and operating claims (the proceeds of which would be available to finance capital improvements to the
Inns).

In July, 1992 the servicing agent for the holders of the Mortgage Notes, Prime and AMI Management reached a settlement (the "Settlement") of claims which was approved by the Florida Bankruptcy Court. Under the Settlement, various claims of the holders of the Mortgage Notes against Prime and AMI Management were allowed; Operating Partners will not make any payments to or for the benefit of any other party; and Prime, AMI Management and Operating Partners have exchanged mutual releases.

In February 1995, the Partnership received proceeds totaling approximately $1,025,000 from the sale of 127,924 shares of Prime common stock received in the Settlement. The proceeds were used to reduce the principal balance on the Mortgage Notes in 1995. During 1993, the Partnership received proceeds totaling $4,389,000 primarily from the sale of 841,130 shares of common stock in Prime and the sale of junior and senior notes, which were received in the Settlement. The proceeds were used primarily to reduce the principal balance of the Mortgage Notes. Total settlement proceeds received in 1995 and 1993 of $1,025,000 and $4,389,000, respectively, have been recognized as lease settlement proceeds in the consolidated statements of operations. There were no proceeds received from the Settlement in 1994.

b. Franchise Agreements: Holiday Inns, Inc. and its affiliates engaged in administering the "Holiday Inn" system (collectively, "HII") extended the franchise agreement for Baltimore Inner Harbor Inn to 2005. The franchise agreements for twelve of the remaining Inns expire in 1997, one each in 1998 and 1999, and another in 2001.

HII has notified the Partnerships that certain capital expenditure projects at the Inns will be required to maintain the Inns' franchise status. For ten of the Inns whose franchises expire in 1997, the capital expenditures have been estimated by Operating Partners to approximate $13,000,000, however, such capital expenditures are subject to negotiation with HII. Operating Partners will have one year, which may be negotiable, from the franchise expiration date to complete the capital improvements. The loss of the Holiday Inn franchise status of any of the Inns may have a near term adverse impact in the Partnerships' results of operations.

c.	W&H Management Agreement:  Winegardner & Hammons,
Inc. ("W&H") continues to manage the operations of the Inns pursuant to its management agreement with Operating Partners which provides for an annual management fee of 2.25% of the gross revenues of the Inns and certain incentive management fees. The management agreement, entered into in 1993, extends through 1996, renewable for two two-year terms. W&H is also reimbursed for miscellaneous out-of-pocket expenses allocated to the Inns, including expenses incurred in providing certain administrative services for the Partnerships, royalties and marketing, advertising, public relations, and reservation services, subject to certain limitations. At December 31, 1995 and 1994, the Partnerships had approximately $61,000 and $97,000, respectively, in receivables from an entity controlled by W&H which manages certain of the Inns' lounges.

4. 		Other Assets:

The components of other assets are as follows (in thousands):
                    	 	 	 	 	 	 	 	 	 1995  	 	 1994

Deferred lease costs 	 	 	 	 	 	 	 	 $  	21 	 	$  	21
Debt acquisition costs 	 	 	 	 	 	 	 	2,839 	 		2,839
Franchise fees 	       	 	 	 	 	 	 	 	 	820  	 	 	820
Other 	 	 	 	 	 	 	 	 	                  	4 	   	 	14
                 	 	 	 	 	 	 	 	 	 	 	3,684 	  	3,694

Less accumulated amortization 	 	 	 		2,920 		 	2,605

                      	 	 	 	 	 	 	 	$ 	764 	  $1,089

Amortization of debt acquisition costs charged to expense was $174,000, $359,000 and $359,000 in 1995, 1994 and
1993 respectively. Amortization of franchise fees charged to expense was $141,000 in 1995, 1994, and 1993.

5.	Debt:

Long-term debt consists of:
                                  	 	 	 	 	 	 	 	 	1995 	       	 	1994

Mortgage notes, net of unamortized discount of
$204,000 in 1995 and $247,000 in 1994 							   	$	54,145,000 	 	$	55,127,000

Priming loan, interest at 11% 								 	          	11,500,000 	   	11,500,000

                               	 	 	 	 	 	 	 	 	 $	65,645,000 	 	$ 66,627,000

In confirming the bankruptcy Plan of Reorganization on May 28, 1992, the New York Bankruptcy Court approved the Restated Loan Agreement which called for the following provisions: $3,467,127 of accrued and unpaid interest at December 31, 1991 (the "Deferred Amount") to be added to the principal amount of the Mortgage Notes, but to bear interest only from and after January 1, 1995; the Mortgage Notes (not including the Deferred Amount) to bear interest payable at a rate of 8% per annum in 1994; the principal amount of the Mortgage Notes (including the Deferred Amount) to bear interest at the rate of 10% per annum from January 1, 1995 until maturity; and maturity of the Mortgage Notes (including the Deferred Amount) to be extended to December 31, 1999. In addition, the Restated Loan Agreement provides for the deeds to the Inns and assignments of other assets of Operating Partners to be held in escrow until maturity of the Mortgage Notes. Under the terms of the Restated Loan Agreement, the Mortgage Notes are repayable at any time without penalty.

The Restated Loan Agreement also provides for a shared appreciation feature that calls for Operating Partners to pay additional interest to the mortgage lenders, based on sale or appraisal values of the Inns compared to the principal amount of the Mortgage Notes, upon payment, prepayment, maturity or acceleration of the Mortgage Notes, or upon sale of one or more of the Inns. The Partnerships periodically estimate the fair value of the Inns to determine if a reserve is needed for future payments to lenders under the shared appreciation feature. While the estimates of fair value are based on an analysis of the facilities and determined under industry standards, the amounts the Partnerships will ultimately realize upon the sale of the properties or appraised values could differ materially in the near term from the estimated fair values used in the calculation of the reserve. There was no additional interest accrued or paid to the lenders under this feature in 1995, 1994 or 1993.

The Restated Loan Agreement was accounted for as a modification of terms in accordance with Statement of Financial Accounting Standards No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings". Accordingly, the carrying value of the Mortgage Notes and Deferred Amount was not adjusted to reflect the terms of the Restated Loan Agreement. The effect of the changes in the terms of the Mortgage Notes will be recognized prospectively over the life of the Mortgage Notes, through an adjustment of the effective interest rate on the Mortgage Notes and Deferred Amount to approximately 8.5% per annum (the "Effective Rate"). The amount by which interest payable at the Effective Rate exceeded the amount of interest paid at the stated rate, has been accrued and is included in deferred interest payable at December 31, 1995 and 1994. The amount by which interest paid at the stated rate exceeds the amount of interest payable at the Effective Rate will reduce the deferred interest balance in future periods.

As part of the Plan, certain members of the lending group also agreed to provide Operating Partners post-petition financing (the "Priming Loan") which holds a security interest, lien and mortgage senior to all outstanding liens. Borrowings under the Priming Loan, may be used to finance capital improvements or to fund operating cash requirements. The portion used for capital improvements (defined as the Tranche A
Loan), which may be up to the full amount of the $14,000,000 available, is due on December 31, 1999 and provides for a prepayment premium of 2%. The portion used for operating cash requirements (defined as the Tranche B Loan), which cannot exceed $2,500,000, is also limited to the amount remaining after borrowings for capital improvements. Borrowings under the Tranche B loan are pursuant to a revolving facility, such that amounts repaid can be reborrowed up to the limits of availability. These revolving credit borrowings are subject to the mandatory repayment provisions described below. There were no outstanding borrowings under the revolving facility at December 31, 1995 or December 31, 1994.

As of December 31, 1995 and 1994, the outstanding balance under the Priming loan was $11,500,000. The entire amount in 1995 and 1994 represents borrowings under the Tranche A loan. The outstanding Tranche A Loan balance includes $385,000 representing funds borrowed in 1993 to fund an interest reserve required by the Priming Loan. The balance in the interest reserve, which represents the original funds borrowed and interest earned thereon, is $442,000 and $419,000 at December 31, 1995 and 1994, respectively. These amounts are included in cash restricted for interest and taxes on the consolidated balance sheets.

The Priming Loan agreement places certain restrictions on the use of Operating Partners' cash flow and sales proceeds. Operating cash flow can be used only in accordance with the Priming Loan agreement, which calls for, among other things, monthly deposits beginning in 1994 into an escrow account held by or on behalf of the lenders for the payment of a furniture, fixtures and equipment reserve of 4% of gross revenues during 1994 and 5% of gross revenues thereafter. The cash on hand from the operation of the Inns less the current month projected cash deficiency, if any, less a working capital reserve not to exceed $2,000,000, shall be utilized to first repay any outstanding borrowings under the Tranche B Loan and then paid into an escrow account held on behalf of the lenders for the payment of taxes and insurance.

6.	Commitments:

a. Operating Leases: Four of the Inns are held pursuant to land leases and three of the Inns are held pursuant to land and building leases, which are accounted for as operating leases. The leases have terms expiring at various dates from 2000 through 2024 and options to renew the leases for terms varying from ten to forty years. Five of the leases are subject to an escalating rent provision based upon inflationary indexes, which adjusts the lease payment every five to ten years depending on the respective lease. One of the leases is a land lease with a subsidiary of Prime that expires in 2000 (with an option to extend 40 years) and requires annual rentals of $24,000. Future minimum lease payments will be as follows:

Year 	   	 	 	 	 	 	 	Amount
1996       	 	 	 	 	 	1,254,000
1997 	 	 	 	 	 	 	 	 	1,254,000
1998 	 	 	 	 	 	 	 	 	1,348,000
1999 	 	 	 	 	 	 	 	 	1,372,000
2000 	 	 	 	 	 	 	 	 	1,381,000
2001 and thereafter 	22,209,000

Rent expense under these leases totaled $1,260,000, $1,253,000 and $1,251,000 in 1995, 1994, and 1993, respectively.

7. 		Income Taxes:
No federal or state income taxes are reflected in the accompanying financial statements of the Partnerships. Based upon an opinion of counsel of the Partnership obtained in 1986, which is not binding upon the Internal Revenue Service, the Partnerships were not taxable entities at their inception. The partners must report their allocable shares of the profits and losses of the Partnerships in their respective income tax returns.

The Revenue Act of 1987 (the "1987 Act") added several provisions to the Internal Revenue Code which affect publicly traded partnerships such as the Partnership. Under these new rules, a publicly traded partnership is taxed as a corporation unless 90% or more of its income constitutes "qualifying income" such as real property rents, dividends and interest. The 1987 Act also provided certain transitional rules, however, which generally exempt publicly traded partnerships in existence on December 17, 1987 from application of the new rules until after 1997, subject to various limitations.

If the Partnership's operations continue as described herein, the Partnership should not be taxed as a corporation until after 1997. However, publicly traded partnerships which add a substantial new line of business are not eligible for relief under these transitional rules and it is possible that the Internal Revenue Service could contend that the Partnership should be taxed as a corporation after November 30, 1990, the date of termination of the Lease. Also, it should be noted that with respect to the partners, the 1987 Act also contained rules under which the income of the Partnership will be treated, effectively, as "portfolio income" for tax purposes and will not be eligible to offset losses from other passive activities. Similarly, any losses of the Partnership will not be eligible to offset any income from other sources.

The Partnerships have determined that they do not have to provide for deferred tax liabilities based on temporary differences between financial and tax reporting purposes. The tax basis of the net assets of the Partnerships exceeded the financial reporting basis at December 31, 1995 and is expected to do so at December 31, 1997.